UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 21, 2022

BLUEKNIGHT ENERGY PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

6060 American Plaza, Suite 600
Tulsa, Oklahoma 74135
(Address of principal executive offices and zip code)

(918) 237-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	BKEP	The Nasdaq Global Market
Series A Preferred Units	BKEPP	The Nasdaq Global Market

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On April 21, 2022, Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), Merle, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent (the “Merger”).

Under the terms of the Merger Agreement, at the effective time of the Merger, (i) each issued and outstanding common unit representing a limited partner interest in the Partnership (each, a “Common Unit”) other than Common Units owned by Parent, the Partnership and their subsidiaries (each, a “Public Common Unit”) will be converted into the right to receive $4.65 in cash without any interest thereon (the “Common Unit Merger Consideration”), and (ii) each issued and outstanding Series A Preferred Unit of the Partnership (each, a “Preferred Unit”), other than Preferred Units owned by Parent, the Partnership and their subsidiaries (each, a “Public Preferred Unit”) will be converted into the right to receive $8.75 in cash without any interest thereon (the “Preferred Unit Merger Consideration” and, together with the Common Unit Merger Consideration, the “Merger Consideration”). In connection with the Merger, (i) the General Partner’s non-economic general partner interest in the Partnership, (ii) the incentive distribution rights held by the General Partner and (iii) the Common Units and the Preferred Units owned by Parent and its subsidiaries, in each case, shall not be cancelled, shall not be converted into the right to receive the Merger Consideration and shall remain outstanding following the Merger.

Immediately prior to the effective time of the Merger, all restricted units and phantom units outstanding immediately prior to the effective time will fully vest, and each holder of such units will receive an amount equal to the Merger Consideration with respect to each such unit that becomes vested pursuant to the terms of the Merger Agreement.

The Conflicts Committee (the “GP Conflicts Committee”) of the board of directors of the General Partner (the “GP Board”), by unanimous vote, in good faith (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the holders of the Public Common Units (the “Partnership Unaffiliated Common Unitholders”) and (B) in the best interest of the Partnership and the Partnership Unaffiliated Common Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) recommended that the GP Board approve the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iv) recommended that the GP Board submit the Merger Agreement and the Merger to a vote of the limited partners of the Partnership (including the holders of Preferred Units), and (v) recommended approval of the Merger Agreement and the Merger by the Partnership Unaffiliated Common Unitholders.

Following the receipt of the recommendation of the GP Conflicts Committee, at a meeting duly called and held, the GP Board, by unanimous vote, in good faith, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are (A) fair and reasonable to the Partnership Unaffiliated Common Unitholders and the holders of the Public Preferred Units and (B) in the best interest of the Partnership, (ii) approved the Merger Agreement, the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (iii) resolved to submit the Merger Agreement and the Merger to a vote of the limited partners of the Partnership (including the holders of Preferred Units), and (iv) recommended approval of the Merger Agreement and the Merger by the limited partners of the Partnership (including the holders of Preferred Units).

Concurrently with the execution of the Merger Agreement, Parent, as the record and beneficial owner of 2,745,837 Common Units and 20,801,757 Preferred Units (together, the “Covered Units”) as of the date thereof, representing approximately 6.6% of the outstanding Common Units and 60.5% of the outstanding Preferred Units as of such date, entered into a Support Agreement with the Partnership (the “Support Agreement”), pursuant to which Parent has agreed to vote the Covered Units it beneficially owns in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger.

The Partnership and the General Partner have agreed to, and to cause their respective subsidiaries and representatives of each of the foregoing to, immediately cease and cause to be terminated any discussions or negotiations with any person conducted heretofore with respect to a competing acquisitional proposal, not to directly or indirectly solicit competing acquisition proposals or to enter into discussion concerning, or provide confidential information in connection with, any unsolicited alternative business combinations, subject to certain exceptions with respect to unsolicited proposals received by the Partnership. In addition, the Partnership, through the GP Board, has agreed to call a special meeting of the limited partners of the Partnership to approve the Merger Agreement. The GP Conflicts Committee may, subject to certain conditions, change its recommendation in favor of approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, if, in connection with the receipt of a Superior Proposal or the occurrence of an Intervening Event (each as defined in the Merger Agreement), it determines in good faith that failure to take such action would be inconsistent with its duties under applicable law, as modified by the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 14, 2011, as amended, modified or supplemented from time to time. However, even if the GP Conflicts Committee or the GP Board effects a Partnership Adverse Recommendation Change, the Merger Agreement requires that the Partnership still submit the Merger Agreement for approval by the limited partners of the Partnership unless the Merger Agreement has been validly terminated in accordance with the terms of the Merger Agreement.

The Merger Agreement contains customary representations and warranties from the parties, and each party has agreed to customary covenants, including, among others, covenants relating to (i) the conduct of business during the interim period between the execution of the Merger Agreement and the effective time of the Merger and (ii) the obligation to use reasonable best efforts to cause the Merger to be consummated.

Completion of the Merger is subject to certain customary conditions, including, among others: (i) approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, by (a) holders of a majority of the issued and outstanding Common Units and Preferred Units, voting as a single class, and (b) holders of a majority of the issued and outstanding Preferred Units, voting separately as a class based upon one vote per Preferred Unit (clauses (a) and (b), collectively, the “Partnership Unitholder Approval”), (ii) there being no law, injunction, judgment or ruling prohibiting consummation of the transactions contemplated by the Merger Agreement, (iii) subject to specified materiality standards, the accuracy of certain representations and warranties of each party, (iv) compliance by each party in all material respects with its covenants and (v) no Partnership Material Adverse Effect (as defined in the Merger Agreement) has occurred.

The Merger Agreement provides for certain termination rights for both Parent and the Partnership, including in the event that (i) the parties agree by mutual written consent to terminate the Merger Agreement, (ii) the Merger is not consummated on or before October 21, 2022 (the “Outside Date”), (iii) a law, injunction, judgment or ruling prohibiting the consummation of the transactions contemplated by the Merger Agreement is in effect and has become final and non-appealable, (iv) a party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the Merger Agreement that would give rise to the failure of certain closing conditions to occur and such breach or failure is incapable of being cured, or is not cured, by such party within the earlier of (x) 30 days following receipt of written notice from the non-breaching party of such breach or (y) the Outside Date, or (v) the Partnership Unitholder Meeting (as defined in the Merger Agreement) has concluded and the Partnership Unitholder Approval has not been obtained. The Merger Agreement also provides for a termination right for Parent if the GP Conflicts Committee has effected a Partnership Adverse Recommendation Change unless the Partnership Unitholder Approval has been obtained. The Merger Agreement provides that upon termination of the Merger Agreement under certain circumstances, the Partnership will be obligated to reimburse Parent for its expenses in an amount not to exceed $3,000,000. The Merger Agreement also provides that upon termination of the Merger Agreement under certain circumstances, the Partnership will be obligated to pay to Parent a termination fee equal to $5,500,000.

The foregoing description of the Merger Agreement, the Merger and the Support Agreement does not purport to be complete and is qualified in its entirety by the Merger Agreement and the Support Agreement, copies of which are filed as Exhibit 2.1 and Exhibit 10.1 to this Current Report on Form 8-K.

The foregoing summary of the Merger Agreement has been included to provide investors and security holders with information regarding the terms of the Merger Agreement and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Parent, the Partnership or their respective subsidiaries and affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of such agreement and as of specified dates, were solely for the benefit of the respective parties to such agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the respective parties to such agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Parent, the Partnership or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Partnership’s public disclosures.

Item 7.01.	Regulation FD Disclosure.

The Partnership issued a press release on April 22, 2022 announcing the execution of the Merger Agreement. In addition, on April 22, 2022, the Partnership provided additional information regarding the proposed Merger to its employees. A copy of the press release and employee communication is attached hereto as Exhibit 99.1 and Exhibit 99.2, respectively, to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

FORWARD-LOOKING STATEMENTS

This Current Report includes statements that may constitute forward looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Although the Partnership believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Further, the Partnership’s ability to consummate the proposed Merger may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and that are often beyond the control of the Partnership. These factors include, but are not limited to, failure of closing conditions, and delays in the consummation of the proposed transaction, as circumstances warrant. Important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect the Partnership’s business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission on March 9, 2022, as updated and supplemented by subsequent filings with the SEC. The forward looking statements speak only as of the date made, and, other than as may be required by law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, the Partnership will file with the SEC and furnish to the Partnership’s unitholders a proxy statement and other relevant documents, including a Schedule 13E-3. This Current Report is not a substitute for the Merger Agreement, the proxy statement or the Schedule 13E-3 or for any other document that the Partnership may file with the SEC in connection with the proposed transactions. BEFORE MAKING ANY VOTING DECISION, THE PARTNERSHIP’S UNITHOLDERS ARE URGED TO READ THE MERGER AGREEMENT, THE PROXY STATEMENT AND THE SCHEDULE 13E-3 WHEN EACH BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT OR SCHEDULE 13E-3 BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and security holders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement, the Schedule 13E-3, and the Partnership’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to section 13(a) or 14(d) of the Exchange Act will be available free of charge through the Partnership’s website: www.investor.bkep.com/sec-filings, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

PARTICIPANTS IN THE SOLICITATION

The Partnership and the directors and executive officers of our General Partner may be deemed to be participants in the solicitation of proxies from the Partnership’s unitholders in respect of the proposed Merger. Information about the directors and executive officers of our General Partner can be found in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2021. Investors may obtain additional information regarding the interests of such participants in the Merger, which may be different than those of the Partnership’s unitholders generally, by reading the proxy statement and other relevant documents regarding the Merger when such documents are filed with the SEC.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

In accordance with General Instruction B.2 of Form 8-K, the information set forth in the attached Exhibit 99.1 and Exhibit 99.2 is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Exchange Act.

EXHIBIT NUMBER		DESCRIPTION

2.1*		Agreement and Plan of Merger, dated April 21, 2022, by and among Ergon Asphalt & Emulsions, Inc., Merle, LLC, Blueknight Energy Partners G.P., L.L.C. and Blueknight Energy Partners, L.P.

10.1		Support Agreement, dated April 21, 2022, by and between Blueknight Energy Partners, L.P. and Ergon Asphalt & Emulsions, Inc.

99.1	-	Press release dated April 22, 2022

99.2		Employee Letter, dated as of April 22, 2022

104	-	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Schedules omitted pursuant to Items 601(a)(5) and 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any omitted schedules to the SEC upon request; provided, however, that the registrant may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: April 22, 2022	By:	/s/ Matthew R. Lewis
Matthew R. Lewis
Chief Financial Officer